Criticare Systems, Inc.
20925 Crossroads Circle
Waukesha, WI 53186-4054

Tel:  262.798.8282
Fax:  262.798.8290

FOR IMMEDIATE RELEASE

Contact:  Emil Soika, President and CEO–Criticare         (262) 798-8282

Criticare Systems, Inc. announces preliminary, unaudited fiscal 2007 fourth quarter and year end net sales and other information

MILWAUKEE--(BUSINESS WIRE)—July 26, 2007--CRITICARE SYSTEMS, INC. (AMEX:CMD– News). Criticare Systems Inc. today announced preliminary, unaudited net sales for the quarter and year ended June 30, 2007.

Net sales in the fourth quarter of fiscal 2007 were $9,500,000 compared to $7,100,000 in the fourth quarter of fiscal 2006, a 34% increase. For the entire fiscal 2007, net sales were $33,290,000 compared to $31,350,000 in fiscal 2006, a 6% increase. Major contributors to the Company’s sales in fiscal 2007 included increased participation in International Tenders, the receipt of a multi-year Plasma Center contract, and an increase in the Company’s OEM business, particularly MRI monitors. The Company’s nGenuity™ monitoring line, introduced during fiscal 2007, has created new opportunities for both domestic and international sales.

During fiscal 2008, Criticare will be undertaking a major diversification plan to enter into new healthcare modalities, each with a new product line. The market targets are institutional infection control, and as previously announced, neonatal and electro surgery. The specific product lines have all been exposed to the Company’s sales network on a global basis and have received enthusiastic response.  The Company believes that this will provide greater opportunities for growth, improve margins and reduce the reliance on the crowded and highly competitive monitoring market.

To comment on Criticare’s quarter-to-quarter sales levels, the nature of the Company’s international business can result in wide variations in reported net sales. This relates to the timing of financial requirements, particularly prepayments or letters of credit. As an example, in the third quarter of fiscal 2007, a major portion of then current international sales backlog were held until these requirements were met. They were subsequently satisfied and shipped in the fourth quarter of fiscal 2007 resulting in an increase of over 30% in reported net sales over the third quarter of fiscal 2007. However, the actual sales backlog performance of the two quarters was very similar.

Criticare (www.csiusa.com) designs, manufactures, and markets cost-effective patient monitoring systems and noninvasive sensors for a wide range of hospitals and alternate health care environments throughout the world.

This press release contains forward-looking statements.  Such statements refer to the Company's beliefs and expectations.  Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those described.  Such uncertainties include, but are not limited to, the timely completion of new products, regulatory approvals for new products, the risk of new and better technologies, risks relating to international markets, as well as general conditions and competition in the Company's markets.  Criticare does not believe its backlog of any date is indicative of its future sales.  Other risks are set forth in Criticare's reports and documents filed from time to time with the Securities and Exchange Commission.